Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) of Financial Condition and Results of Operations should be read in conjunction with a review of Part II, Item 8 - Revised Financial Statements and Supplementary Data included in Exhibit 99.3. Certain statements contained in this MD&A may be deemed to be forward-looking statements.  See “Special Note Regarding Forward-Looking Statements” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 29, 2016. This MD&A discusses the results of our continuing operations which is our chemical business.

Recent Development

Sale of Climate Control Business

On July 1, 2016 we completed the sale of our Climate Control Business to a subsidiary of NIBE for a total of $364 million subject to post-closing adjustments. We plan to use a substantial portion of the net proceeds of the sale to repay our outstanding debt, redeem our preferred stock, or a combination of the two. This sale was pursuant to the terms of the Stock Purchase Agreement entered into with NIBE on May 11, 2016. As a result, we sold to NIBE all of the outstanding shares of stock of the Climate Control Group.  As of December 31, 2015, the assets and liabilities of Climate Control Business have been segregated and reported as held for sale.  In addition, the results of operations and related cash flows of the Climate Control Business are presented as discontinued operations.  For the third quarter of 2016, our discontinued operations will reflect a material gain, net of income taxes, as the result of this sale.  However, the actual amount of the gain will not be finalized until the final purchase price and income tax adjustments have been completed.  Although this sale results in a large taxable gain, we expect substantially all of this taxable gain will be offset by net operating losses which will include bonus and accelerated depreciation, resulting in no material cash taxes due.

Overview

General

LSB Industries, Inc. (“LSB”) is headquartered in Oklahoma City, Oklahoma and through its subsidiaries (the “Company”, “We”, “Us”, or “Our”) manufactures and sells chemical products for the agricultural, mining, and industrial markets. We own and operate facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operate a facility, for a global chemical company, in Baytown, Texas. Our products are sold through distributors and directly to end customers throughout the United States.

Key Expectations for 2016

The new ammonia plant at the El Dorado Facility was mechanically complete in February 2016 and should begin production early in the second quarter of 2016.  We define mechanical completion as it relates to the El Dorado ammonia plant as having concluded the installation of process vessels and rotating equipment, including associated piping and valves. Additionally, utility equipment systems such as cooling water, steam generation, raw water treatment, and air systems, along with related piping, have been installed.  Currently, all that remains to fully complete construction activities at the El Dorado ammonia plant is the connection of the electronic instrumentation wiring to the field instruments, along with the painting and insulation of the piping and process vessels, and the final grading and concrete containment for proper drainage of the process areas.

Management and our Board, as previously announced, will continue to review strategic alternatives for our businesses in order to maximize shareholder value including asset sales and/or the separation of our two businesses.  Additionally, once the El Dorado ammonia plant becomes operational, we intend to explore refinancing our capital structure.

Key Capital Expenditure, Financing and Other Developments – 2015

The El Dorado Facility has certain expansion projects underway, a portion of which have been completed. These expansion projects include an ammonia production plant; a new 65% strength nitric acid plant and nitric acid concentrator; and other support infrastructure.  The new nitric acid concentrator went into production in June 2015, and the new nitric acid plant went into production during November 2015.  The new ammonia plant was mechanically complete in February 2016 and should begin production early in the second quarter of 2016.

During 2015, management in conjunction with the owner’s representative, the engineering, procurement and construction contractor and other consultants determined that the total cost to complete the El Dorado Expansion would exceed what we previously projected at the beginning of the year, due, in part, to an under-estimation of the budgeted costs, work performed by a former subcontractor and mechanical and piping labor cost increases compared to earlier estimates.   We have now determined that the total cost to complete the El Dorado Expansion is estimated to be in the range of $831 million to $855 million, of which $705 million was spent as of December 31, 2015 and $126 million to $150 million is estimated to be spent in 2016.

Although we had begun seeking additional debt financing to address what were then our known costs of the El Dorado Expansion during the third quarter of 2015, the reluctance of existing bondholders to permit additional senior indebtedness unless we obtained additional equity caused us to reevaluate our financing plans and liquidity needs while we also worked to define the new cost estimates.  As a result of that analysis, we concluded that our liquidity needs to complete the projects would exceed available debt financing, particularly in light of our existing debt covenants limiting the incurrence of additional indebtedness. Given that publicly offered financing would be unavailable before we had defined the cost estimates and the release of our 2015 third quarter results and would probably be unavailable even after those events, our options were either to obtain other financing solutions in order for us to continue the projects or delay or stop the projects during the fourth quarter of 2015 to preserve our liquidity for other operations, which, without the El Dorado costs, are generally self-sustaining.  We also took additional steps to address our liquidity concerns, including obtaining extended payment terms, for a limited time during the fourth quarter, from Leidos our EDC contractor, for our El Dorado Expansion and by obtaining financing for discrete pieces of equipment.

We considered and explored financing options including debt, equity-linked and equity as well as potential asset sales. As part of those considerations we took into account our permitted indebtedness limits, the costs and likelihood of obtaining consents to raise our permitted indebtedness limits, the sale of one or more of our significant assets or divisions, and various forms of equity issuances.  We recognized that, without additional financing, some counterparties to contracts might begin changing payment terms and requiring cash payments in advance, which would further impair our liquidity and affect our business. We evaluated our choices based on timing of financing, certainty of completion, and short- and long-term costs.  Ultimately, based on the choices available after analyzing and pursuing various options, we concluded that termination or delay of the El Dorado Expansion would significantly impair the long-term value of the Company compared to the costs and benefits of a private debt and equity financing solution and that a sale of significant assets was not likely to be completed in the timeframe needed at an appropriate price.  Therefore, during the fourth quarter of 2015, we entered into the following agreements as summarized below:

12% Senior Secured Notes

On November 9, 2015, LSB sold $50 million aggregate principal amount of the 12% senior secured notes due 2019 (the “12% Senior Secured Notes”) in a private placement exempt from registration under the Securities Act. The 12% Senior Secured Notes bear interest at the annual rate of 12% and mature on August 1, 2019.  Interest is to be paid semiannually on February 1st and August 1st, which began February 1, 2016. The 12% Senior Secured Notes are secured on a pari passu basis with the same collateral securing LSB’s existing $425 million aggregate principal amount of 7.75% Senior Secured Notes issued in 2013 (the “7.75% Senior Secured Notes”).  The 12% Senior Secured Notes have covenants and events of default that are substantially similar to those applicable to the 7.75% Senior Secured Notes. See further discussion in Note 9 to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

Securities Purchase Agreement

On December 4, 2015, LSB entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an unrelated third party, LSB Funding, (“LSB Funding”) pursuant to which LSB sold to LSB Funding, in a private placement exempt from registration under the Securities Act the following:

•	$210 million of Series E Redeemable Preferred which includes participation rights in dividends and liquidating distributions,
•

a warrant to purchase 4,103,746 shares of our common stock, par value $0.10, which number of shares is equal to 17.99% of the outstanding shares of our common stock before the completion of this private placement (the “Warrants”), and

•	one share of Series F Redeemable Preferred which has voting rights with common stock equal to 19.99% of the outstanding shares of our common stock before the completion of this private placement.

See further discussion in Note 13 to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

Registration Right Agreements

In connection with the 12% Senior Secured Notes, LSB entered into a registration rights agreement (the “Registration Rights Agreement-Notes”).  Pursuant to the Registration Rights Agreement-Notes, we have agreed to use our reasonable best efforts to file with the SEC a registration statement on an appropriate form with respect to a registered offer to exchange the 12% Senior Secured Notes for new notes with terms substantially identical in all material respects to the 12% Senior Secured Notes, cause the registration statement to be declared effective under the Securities Act, and complete the exchange within 180 days after the effective date of such registration statement. We are also obligated to update the registration statement by filing a post-effective amendment.

In connection with the Securities Purchase Agreement, LSB entered into a registration rights agreement (the “Registration Rights Agreement-Warrants”) relating to the registered resale of the common stock issuable upon exercise of the Warrants and certain other common stock.  Pursuant to the Registration Rights Agreement-Warrants, we are required to file a registration statement for such registered resale within nine months from December 4, 2015 (the “Closing Date”), to permit the public resale of registrable securities then outstanding from time to time as permitted by Rule 415 under the Securities Act.  We are required to use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable thereafter. Furthermore, the registration statement must be declared effective within twelve months after the Closing Date by filing a post-effective amendment.

Board Representation and Standstill Agreement

On the Closing Date, LSB and the Purchaser entered into a Board Representation and Standstill Agreement. Pursuant to the Board Representation and Standstill Agreement, we agreed to permit LSB Funding to appoint three nominees to our Board of Directors (the “Board”). Until the Board Designation Termination Date (as defined in the agreement), so long as LSB Funding or its affiliates own the Series E Redeemable Preferred or the Warrants, LSB Funding will continue to be entitled to designate three directors. In the event of redemption in full of the Series E Redeemable Preferred by LSB, LSB Funding will be entitled to designate only two directors so long as LSB Funding owns the Warrants or any shares of our common stock issuable thereunder. However, LSB Funding will be entitled to designate only one director nominee in the event LSB Funding and its affiliates collectively cease to beneficially own at least 10% (but not greater than 24.99%) of our common stock issued pursuant to the Warrants (whether owned directly or as a right to acquire upon exercise of the Warrants). LSB Funding’s rights to designate any directors will terminate when LSB Funding and its affiliates collectively cease to beneficially own at least 10% of our common stock issued pursuant to the Warrants (whether owned directly or as a right to acquire upon exercise of the Warrants).

Under the Board Representation and Standstill Agreement, the Golsen Holders, collectively, have the right to designate two directors; however, if the Golsen Holders, collectively, continue to beneficially own at least 2.5% (but not 5% or more) of the then outstanding Common Stock, the Golsen Holders will be entitled to designate up to one director. These designation rights will terminate immediately on the first date on which the Golsen Holders, collectively, no longer beneficially own at least 2.5% of the then outstanding common stock.

From and including the Closing Date through and including the annual meeting of stockholders to elect directors to the Board in 2016 (including any adjournments and postponements thereof), LSB Funding and the Golsen Holders have agreed that, at any meeting of the stockholders or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders is sought solely with respect to the matters described below, they will vote (or cause to be voted) or execute (or cause to be executed) consents with respect to, as applicable, all of our securities owned as of the applicable record date in favor of the election of the persons named in our proxy statement as the Board’s nominees for election as directors, and against any other nominees.

During the period commencing on the Closing Date and ending on the Standstill Termination Date (as defined below), LSB Funding has agreed that it will not, and will cause its affiliates not to, directly or indirectly, among other things:

•	engage in any hostile or takeover activities with respect to LSB (including by means of a tender offer or soliciting proxies or written consents, other than as recommended by the Board);
•

acquire or propose to acquire beneficial ownership of additional LSB common stock (other than the common stock issuable upon exercise of the Warrants) or other LSB securities that in the aggregate, together with their beneficial ownership of any other units, is equal to beneficial ownership of 20% or more of the voting power of the outstanding common stock (taking into account the voting rights of our common stock underlying the Warrants and the Series F Redeemable Preferred), provided that, the foregoing will not prohibit or apply to the receipt of any common stock paid as dividends on the Series E Redeemable Preferred held by LSB Funding or any of its affiliates or any common stock issued in exchange for the redemption of the Series E Redeemable Preferred held by LSB Funding or any Purchaser affiliates, and such Series E Redeemable Preferred and common stock shall not be taken into account for purposes of establishing compliance with the foregoing;

•	acquire or propose to acquire any other LSB securities or any securities of any of our affiliates;
•	call a special meeting of the stockholders; or
•

propose to remove, or vote to remove, any directors, other than in accordance with the Board Representation and Standstill Agreement. “Standstill Termination Date” means the earlier of (1) 90 days after the Board Designation Termination Date and (2) the later of (A) the fifth anniversary of the Closing Date and (B) 90 days after the date on which all directors designated by LSB Funding pursuant to the Board Representation and Standstill Agreement have resigned or been removed from the Board, and LSB Funding has permanently waived and renounced its Board designation rights under the Board Representation and Standstill Agreement.

Ammonia Purchase and Sale Agreement

In November 2015, EDC and Koch Fertilizer entered into an ammonia purchase and sale agreement under which Koch Fertilizer agreed to purchase, with minimum purchase requirements, the ammonia that is in excess of El Dorado’s internal needs as discussed in Note - 11 to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

Significant Financial Developments – 2015

Our financial developments during 2015 included the following items:

•	Our consolidated operating loss for 2015 was $71.2 million, which included the following items:
•

a $43.2 million non-cash impairment charge primarily consisting of a $39.7 million non-cash impairment charge to reduce the carrying value of our working interest in natural gas properties in the Marcellus Shale region primarily as the result of a decline in forward prices for natural gas, large natural gas price differentials in the Marcellus Shale region and changes in the drilling plans of these natural gas properties (see discussion below under “Critical Accounting Policies and Estimates”) and a $3.5 million non-cash impairment charge recorded by our Pryor Facility to reduce the carrying value of certain plant assets related to unused ammonia production equipment;

•

a $19.1 million negative impact on operating results due to the planned and unplanned downtime experienced at the Pryor Facility.  During the third quarter of 2015 ($15.6 million) and unplanned outage and resulting maintenance costs during the fourth quarter of 2015 ($3.5 million to $4.0 million);

•

a $27 million increase in operating losses at the El Dorado Facility resulting from the impact of the expiration of the Orica Agreement related to the sale of industrial grade AN (“LDAN”) and lower sales volume of agricultural grade AN (“HDAN”) primarily as the result of unfavorable weather conditions that curtailed the fall fertilizer application season, partially offset by;

•

a $13.0 million improvement in operating results, after adjusting for a $28 million insurance recovery in 2014, at the Cherokee Facility primarily due to overall higher on-stream rates as this facility was not required to perform major planned maintenance (a “Turnaround”) during 2015.

Key Industry Factors

Supply and Demand

Agricultural

Sales of our agricultural products were approximately 47.9% of our total net sales for 2015.  The price at which our agricultural products are ultimately sold depends on numerous factors, including the supply and demand for nitrogen fertilizers which, in turn, depends upon world grain demand and production levels, the cost and availability of transportation, storage, weather conditions, competitive pricing and the availability of imports, among other factors. An expansion or upgrade of competitors’ facilities, international and domestic political and economic developments and other factors are likely to continue to play an important role in nitrogen fertilizer industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and product margins.

Corn prices affect the number of acres of corn planted in a given year, and the number of acres planted will drive nitrogen fertilizer consumption, likely driving ammonia, UAN and urea prices. Weather also will have an impact on fertilizer consumption. Although the latest World Agricultural Supply and Demand Estimates Report, report dated January 12, 2016 estimates record world corn ending stocks for 2015/2016 at 208.9 million tons, more than half of these tons are estimated to be held in China.  Despite the record ending stocks, the USDA is estimating the U.S. growers will plant 90.5 million acres of corn in 2016 compared to 88.0 million in 2015.  At present, the overall fertilizer market continues to be under pressure as inventories of fertilizer products at distributors and producers remain high due to the contracted fall application season and farmers and dealers delaying purchases as they believe fertilizer pricing will continue to drop.  However, spring nitrogen movement is expected to be stronger in 2016 compared to 2015 given the increase in estimated planted acres in 2016 and that the 2015 fall nitrogen fertilizer application was disappointing due to poor weather conditions.  Along with farmer and dealers delaying purchases, the strong U.S. dollar makes the U.S. an attractive market for importers to bring in product at lower prices, which is putting further pressure on the market.  With the spring application season rapidly approaching, we believe that nitrogen fertilizer prices will recover as more fertilizer will need to be applied to maintain the yield achieved over the past two seasons given the truncated fall application season and imports continuing to run below the levels set last year.

Industrial

Sales of our industrial products were approximately 38.3% of our total net sales for 2015.  Our industrial products sales volumes are dependent upon general economic conditions primarily in the housing, automotive, and paper industries. According to the American Chemistry Council, the U.S. economic indicators continue to be mostly positive for these sectors domestically. Our sales prices generally vary with the market price of our feedstock (ammonia or natural gas, as applicable) in our pricing arrangements with customers.

Mining

Sales of our mining products were approximately 10.8% of our total net sales for 2015.  Our mining products are LDAN and AN solutions.  The primary uses are as AN fuel oil and specialty emulsions for surface mining of coal and for usage in quarries and the construction industry.  As reported by the EIA, annual coal production in the U.S. for 2015 is estimated to be down 11%.  EIA also forecasts an additional 6% decrease in U.S. coal production in 2016.  The Appalachia region drove the decline in coal production with an estimated decline of approximately 15% from 2015.  The Powder River Basin and Illinois Basin are estimated to have declined approximately 9% and 11%, respectively.  Although the majority of our LDAN and AN solutions are used in the Powder River Basin which has experienced a slower rate of decline, we believe that coal production in the U.S. will face significant challenges assuming natural gas prices remain at current levels and given that export demand is expected to be lower due to the current strength of U.S. currency.  While we believe our plants are well-located to support the regions that are more stable in the upcoming years, our current mining sales volumes are being impacted by overall lower customer demand for LDAN.

Farmer Economics

The demand for fertilizer is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers. Individual farmers make planting decisions based largely on prospective profitability of a harvest, while the specific varieties and amounts of fertilizer they apply depend on factors, such as farmers’ financial resources, soil conditions, weather patterns and the types of crops planted.

Natural Gas Prices

Natural gas is the primary feedstock for the production of nitrogen fertilizers at our Cherokee and Pryor Facilities and will be upon the completion of the construction of the ammonia plant at our El Dorado Facility.  Over the last five years, U.S. natural gas reserves have increased significantly due to, among other factors, advances in extracting shale gas, which has reduced and stabilized natural gas prices, providing North America with a cost advantage over certain imports. As a result, our competitive position and that of other North American nitrogen fertilizer producers have been positively impacted.

We historically have purchased natural gas in the spot market or through the use of forward purchase contracts, or a combination of both and have used forward purchase contracts to lock in pricing for a portion of our natural gas requirements. These forward purchase contracts are generally either fixed-price or index-price, short-term in nature and for a fixed supply quantity. We are able to purchase natural gas at competitive prices due to our connections to large distribution systems and their proximity to interstate pipeline systems. Over the past several years, natural gas prices have experienced significant downward fluctuations, which have had a positive impact on our cost of producing nitrogen fertilizer. The following table shows the annual volume of natural gas we purchased and the average cost per MMBtu:

	2015	2014
Natural gas volumes (MMBtu in millions)	11	11
Natural gas average cost per MMBtu	$3.19	$4.28

For 2016 we have forward purchase commitments of natural gas for approximately 3 million MMBtus for our Cherokee Facility, approximately 2 million MMBtus for our Pryor Facility and approximately 2 million MMBtus for our El Dorado Facility at an average cost of $2.76 per MMBtu. This represents approximately 30% of our exposed natural gas usage at each facility for 2016.

Ammonia Prices

Currently, ammonia is the primary feedstock for the production of HDAN and LDAN at our El Dorado Facility.  That will continue until the new ammonia plant being constructed is operational which is expected to occur in the second quarter of 2016.  Ammonia pricing is based on a published Tampa, Florida market index pursuant to an ammonia purchase agreement with Koch Nitrogen International Sarl (“Koch”), under which Koch agrees to supply certain of the El Dorado Facility’s ammonia requirements.  Under an amended agreement, the El Dorado Facility will purchase a majority of its ammonia requirement from Koch through the earlier of December 31, 2016 or the date on which the new ammonia plant comes on stream at the El Dorado Facility.  The Tampa index is commonly used in annual contracts for the industrial sectors, and is based on the most recent major industry transactions in the Tampa market.  Pricing considerations for ammonia incorporate international supply-demand, ocean freight and production factors.  Subject to availability, the El Dorado Facility has the ability to source a portion of its ammonia requirements from our Pryor Facility, which costs are significantly less than current market prices.  Once our new ammonia production plant at the El Dorado Facility commences production we believe this cost disadvantage will be eliminated.  Over the past several years, ammonia prices have experienced large fluctuations.  Additionally, the El Dorado Facility’s cost to produce HDAN from purchased ammonia can at times exceed our selling price (a cost disadvantage as compared to producing ammonia from natural gas) as discussed below.

Based upon full plant production, the El Dorado Facility would expect to require 200,000 to 220,000 tons per year of ammonia feedstock to upgrade to other products.  During 2015, the purchased ammonia was less than the amount required for full production due to lower production of:

•	HDAN tons due to adverse weather conditions and cautious buyers resulting from falling nitrogen product selling prices and;
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LDAN production caused by low natural gas prices affecting the overall demand for coal translating to lower U.S. coal production combined with EDC currently being a high cost producer causing customers to purchase LDAN from competitors.

The table below shows the El Dorado Facility’s annual volume of ammonia purchased and the average cost per short ton:

	2015	2014
Ammonia volumes (tons in thousands)	121	138
Ammonia average cost per short ton	$455	$506

It is expected that this overall trend will continue into the second quarter of 2016 until we begin operating our new ammonia production plant at the El Dorado Facility and will negatively impact our operating results until that point.  We have executed contracts with customers with expected purchase requirements of 150,000 tons per year of LDAN a portion of which include minimum purchase requirement volumes.  With the recent downturn in the mining industry, we are unsure if we will reach these sales levels.  These contracts begin in 2016.

As mentioned above, our El Dorado Facility is currently at a cost disadvantage since it purchases ammonia compared to products produced with ammonia that were produced from natural gas.  This cost disadvantage combined with the impact of the expiration of the Orica Agreement contributed to an operating loss for the facility during 2015 of approximately $45 million compared to an operating loss of approximately $18 million in 2014.

Transportation Costs

Costs for transporting nitrogen based products can be significant relative to their selling price. For example, ammonia is a hazardous gas at ambient temperatures and must be transported in specialized equipment, which is more expensive than other forms of nitrogen fertilizers. In recent years, a significant amount of the ammonia consumed annually in the U.S was imported. Therefore, nitrogen fertilizers prices in the U.S. are influenced by the cost to transport product from exporting countries, giving domestic producers who transport shorter distances an advantage.

Key Operational Factors

Facility Reliability

Consistent, reliable and safe operations at our chemical plants are critical to our financial performance and results of operations. Unplanned downtime of the plants typically results in lost contribution margin, increased maintenance expense and decreased inventory for sale. The financial impact of planned downtime, including Turnarounds maintenance, is mitigated through a diligent planning process that takes into account, the availability of resources to perform the needed maintenance, feedstock logistics and other factors. Our Cherokee and Pryor Facilities have historically undergone a facility Turnaround every year. In the third quarter of 2014, our Cherokee Facility underwent an extended Turnaround replacing certain end-of-life equipment and performing additional maintenance required to move to a two-year Turnaround cycle. As a result, a Turnaround was not required at this facility during 2015 and we anticipate that Turnarounds at our Cherokee Facility typically will be performed every two years, and last 25 to 30 days. For the Cherokee Facility, the next bi-annual Turnaround is scheduled in mid-2016.  Currently, Turnarounds at our Pryor Facility are performed annually, and typically last between 20 to 25 days.  During the third quarter of 2015, the Pryor Facility completed a Turnaround that lasted 25 days.  However, subsequent to the completion of this Turnaround, this facility experienced unplanned downtime as discussed below under “Items Affecting Comparability of Results.” We are currently anticipating a Turnaround at our Pryor Facility in mid-2016.  At our El Dorado Facility, since we are able to perform Turnaround projects on individual plants without shutting down the entire facility, the impact of lost production is not significant.  However, upon completion of the new ammonia plant at our El Dorado Facility, the facility will begin with annual Turnarounds that are expected to last between 20 to 25 days.  All Turnarounds result in lost fixed overhead absorption and additional maintenance costs, which costs are expensed as incurred.

Prepay Contracts

We use forward sales of our fertilizer products to optimize our asset utilization, planning process and production scheduling. These sales are made by offering customers the opportunity to purchase product on a forward basis at prices and delivery dates that we propose. We use this program to varying degrees during the year depending on market conditions and depending on our view as to whether price environments will be increasing or decreasing. Fixing the selling prices of our products months in advance of their ultimate delivery to customers typically causes our reported selling prices and margins to differ from spot market prices and margins available at the time of shipment.

Consolidated Results for 2015

Our consolidated net sales for 2015 were $437.7 million compared to $495.9 million for 2014. Our consolidated operating loss was $71.2 million compared to consolidated operating income of $30.6 million for 2014. The items impacting our operating results are discussed below and under “Results of Operations.”

Items Affecting Comparability of Results

Property and Business Interruption Insurance Claims and Recoveries

In January 2014, we settled claims with our insurance carriers related to property damage and business interruption at our Cherokee Facility.  For 2014, the impact of these claims to our operating results was approximately $22.9 million recognized as a reduction to cost of sales and $5.1 million recognized as a property insurance recovery in excess of losses incurred.

Impairment of Natural Gas Properties and Long Lived Assets

During 2015, one of our subsidiaries received an engineering and economic evaluation (the “Evaluation”) from our independent petroleum engineer relating to its working interest in natural gas properties in the Marcellus Shale region.  The results of the Evaluation indicated that the carrying amount of these natural gas properties may not be recoverable.  Therefore, a review for impairment was performed on these natural gas properties.  As a result of the review, we recognized a non-cash impairment charge of $39.7 million to write-down the carrying value of our working interest in these natural gas properties to the estimated fair value of $22.5 million at the time of the evaluation.  In addition, we recognized a $3.5 million non-cash impairment charge to reduce the carrying value of certain plant assets related to unused ammonia production equipment at our Pryor Facility. See additional discussion below under “Critical Accounting Policies and Estimates” in this Exhibit 99.2.

Pryor Downtime

Our Pryor Facility completed an annual Turnaround on August 4, 2015, which lasted 25 days.  While restarting the plant, several mechanical issues were encountered requiring management to take the plant out of service for additional repairs.  The plant was restarted and resumed production on September 23, 2015, resulting in 45 days of unplanned downtime. The Pryor facility experienced additional unplanned downtime in its Urea and UAN plants during the fourth quarter of 2015.  We estimate that the period of planned and unplanned downtime at our Pryor Facility during the third quarter of 2015 resulted in reduced sales volumes of UAN and ammonia by approximately 18,300 tons and 22,200 tons, respectively and an additional reduction in UAN sales volumes of 21,000 tons in the fourth quarter. The impact from these outages increased our operating losses in 2015 by approximately $19 million, which includes unabsorbed overhead expenses, costs of repair and lost profit margin.

During the first six months of 2014, Pryor incurred unplanned downtime resulting in lost ammonia and UAN production of approximately 34,000 tons and 59,000 tons respectively. The estimated negative impact to operating income resulting from these outages was approximately $15 million.  In addition, Pryor incurred a short planned 8-day outage in July to perform maintenance and experienced a 10-day unplanned outage in August resulting from a power outage.

Orica Agreement

EDC’s LDAN sales agreement with Orica expired on April 9, 2015.  The Orica Agreement included a provision for Orica to pay for fixed overhead costs and gross profit on the portion of the annual minimum of product not taken.  The annual fixed overhead and gross profit associated with the 240,000 tons was approximately $20 million. As a result, during 2015, our El Dorado Facility had approximately $15 million less contribution margin from this agreement compared to 2014.

Subsequent to the expiration of the Orica Agreement, we continue to selling LDAN to other customers including Orica but at a lower volume given that we remain a high cost producer due to purchasing ammonia as the feedstock. We believe we will continue to experience lower volumes until the El Dorado ammonia plant construction is in production which is expected to begin early in the second quarter of 2016.

We have signed contracts with customers that, beginning in January 2016, provide for the sale of LDAN for approximately 150,000 tons annually under various cost plus pricing arrangements.  With the recent downturn in the mining industry, we are unsure if we will reach these sales levels. Unlike the Orica Agreement, which contained take-or-pay provisions, certain of these contracts include minimum annual volume levels with penalty payments if minimum volumes are not met.  However, as discussed in more detail above under “Key Industry Factors,” our LDAN sales volumes are being impacted by the decline in coal production in the U.S.

Cherokee Turnaround Expense

In 2014 our Cherokee Facility underwent an extended Turnaround replacing certain end-of-life equipment and performing additional maintenance required to move to a two-year Turnaround cycle.  The impact from this turnaround reduced our operating results in 2014 by approximately $5 million which includes unabsorbed overhead expenses, costs of repair and lost profit margin. Our Cherokee Facility has moved to a bi-annual turnaround schedule with the next Turnaround scheduled for third quarter of 2016.

Interest Expense, net

For 2015 and 2014, interest expense was $7.4 million and $21.6 million, net of capitalized interest of $30.6 million and $14.1 million, respectively.  Interest was capitalized based upon construction in progress of the El Dorado Expansion and certain other capital projects.

Certain One-Time and Other Expenses

During 2015, we incurred certain one-time corporate costs relating to severance agreements with former executives of $2.0 million and we incurred stock-based compensation of $0.4 million associated with our Chief Executive Officer relating to restricted stock that vested on the date of grant, and certain Board fees of $0.2 million.

Results of Operations

The following Results of Operations should be read in conjunction with our consolidated financial statements for the years ended December 31, 2015, 2014, and 2013 and accompanying notes in Exhibit 99.3 to this Form 8-K and the discussions under “Overview” and “Liquidity and Capital Resources” included in this Exhibit 99.2. See discussion in Note - 1 to Consolidated Financial Statements in Exhibit 99.3 to this Form 8-K regarding the adjusted prior period amounts to classify certain shipping and handling from net sales and SG&A to cost of sales to conform to our current presentation of our consolidated statement of operations for 2015.

We present the following information about our results of operations. Net sales to unaffiliated customers as reported in the consolidated financial statements.  Gross profit represents net sales less cost of sales.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table contains certain financial information relating to our continuing operations:

				Percentage
	2015	2014	Change	Change
	(Dollars In Thousands)
Net sales:
Agricultural products	$209,770	$230,046	$(20,276)	(8.8)%
Industrial acids and other chemical products	167,520	173,876	(6,356)	(3.7)%
Mining products	47,475	67,484	(20,009)	(29.7)%
Other products	12,930	24,482	(11,552)	(47.2)%
Total net sales	$437,695	$495,888	$(58,193)	(11.7)%

Gross profit	$20,048	$65,465	$(45,417)	(69.4)%
Gross profit percentage (1)	4.6%	13.2%	(8.6)%
Selling, general and administrative expense, including provision for losses on accounts receivable	49,813	38,991	10,822	27.76%
Impairment of long-lived assets	43,188	—	43,188	100.00%
Property insurance recoveries in excess of losses incurred	—	(5,147)	5,147	(100.00)%
Other expense (income), net	(1,787)	1,044	(2,831)	(271.17)%
Operating income (loss)	(71,166)	30,577	(101,743)	(332.74)%
Interest expense, net	7,371	21,599	(14,228)	(65.87)%
Non-operating other expense (income), net	129	(281)	410	(145.91)%
Provision (benefit) for income taxes	(32,520)	4,251	(36,771)	(865.00)%
Equity in earnings of affiliate	—	(79)	79	(100.00)%
Income (loss) from continuing operations	(46,146)	5,087	(51,233)	(1007.14)%

Additions to property, plant and equipment:	$469,877	$238,245	$231,632	97.22%

Depreciation, depletion and amortization of property, plant and equipment:	$35,930	$30,987	$4,943	16.0%

(1)	As a percentage of net sales

The following tables provide key operating metrics for the agricultural products:

				Percentage
Product (tons sold)	2015	2014	Change	Change
UAN	354,695	307,442	47,253	15%
HDAN	171,294	214,187	(42,893)	(20)%
Ammonia	90,658	94,762	(4,104)	(4)%
Other	19,237	28,326	(9,089)	(32)%
Total	635,884	644,717	(8,833)	(1)%

				Percentage
Average Selling Prices (price per ton)	2015	2014	Change	Change
UAN	$246	$271	$(25)	(9)%
HDAN	$349	$351	$(2)	(1)%
Ammonia	$499	$499	$—	—%

With respect to sales of industrial, mining and other chemical products, the following table indicates the volumes sold of our major products:

				Percentage
Product (tons sold)	2015	2014	Change	Change
Nitric acid	554,832	528,347	26,485	5%
LDAN/HDAN	70,660	77,313	(6,653)	(9)%
AN Solution	76,071	94,229	(18,158)	(19)%
Ammonia	36,235	38,147	(1,912)	(5)%
Total	737,798	738,036	(238)	—%

Net Sales

Our sales in the agricultural markets primarily were at the spot market price in effect at the time of sale or at a negotiated future price.  The majority of our sales in the industrial and mining markets were pursuant to sales contracts and/or pricing arrangements on terms that include the cost of raw material feedstock as a pass through component in the sales price.  In general, for 2015 our agricultural sales were lower due to lower sales volumes for HDAN, ammonia and our other agricultural products due to unusually wet application seasons and lower prices for HDAN and UAN partially offset by higher UAN sales volumes.  Mining sales also declined primarily due to lower sales prices and volumes while sales of industrial products decreased slightly with lower prices partially offset by higher sales volumes.  In addition, natural gas sales prices and volumes declined in 2015 compared to 2014.

•

Agricultural products comprised approximately 47.9% and 46.4% of our net sales for 2015 and 2014, respectively.  The sales decline of 8.8% over 2014 sales was driven by a slight overall decline in sales volumes with lower HDAN, ammonia and other agricultural products sales volumes partially offset by higher UAN sales volumes.  The higher UAN sales volumes were primarily due to higher production at our Cherokee and Pryor Facilities in 2015 compared to 2014 when we performed a bi-annual turnaround at the Cherokee Facility.  Compounding the slight decline in sales volumes was a decrease in our average product selling prices per ton in 2015 with UAN down 9% and HDAN down 1%.  These lower selling prices were attributable to lower natural gas and other commodity prices coupled with lower urea selling prices caused by the large amount of imports, placing downward pressure on selling prices. Ammonia prices were essentially unchanged for 2015 compared to 2014.

•

Industrial acids and other chemical products sales increased as a result of increased volumes at the Baytown Facility (which performed a Turnaround in 2014, but not in 2015) and at our Cherokee Facility, partially offset by lower prices from the pass-through of decreased ammonia costs to contractual customers and lower volumes from the El Dorado Facility due to lower customer demand.

•

Mining products sales decreased primarily due to lower sales of LDAN resulting from the expiration of the take-or-pay Orica Agreement in April 2015 compared to the contract being in place for the full year in 2014 and lower sales volumes for the balance of 2015 due to being a high cost producer and not competitive in the marketplace.  Additionally, lower sales volumes of AN solution at our Cherokee Facility are the result from a continued decline of demand for mining products in the Appalachian region combined with lower selling prices contributed to lower mining sales.

•

Other products consist of natural gas sales from our working interests in certain natural gas properties and sales of industrial machinery and related components. The decrease in other products is primarily due to lower realized sales prices out of the Marcellus Shale region combined with lower production volumes in 2015 compared to 2014 as the operator of these properties has slowed development due to the decline in natural gas sales prices.

Gross Profit

Our gross profit decreased $45.4 million in 2015 when compared to 2014.  Excluding the business interruption insurance recoveries of $22.9 million in 2014, the decrease in gross profit in 2015 compared to 2014 was $22.5 million.  The decrease of $22.5 million was primarily due to the loss of the margin contribution relating to the expiration of the Orica Agreement, lost absorption of fixed overhead costs associated with lower production of HDAN, lower average sales prices, increased operating costs including railcar lease costs, partially offset by the higher overall on-stream rate at the Cherokee Facility and lower natural gas feedstock costs.  Natural gas feedstock costs decreased approximately 25% but that was partially offset by operating losses incurred relating to our working interests in certain natural gas properties.

Selling General and Administrative Expense

Our SG&A expenses were $49.8 million for 2015, an increase of $10.8 million compared to 2014.  The increase was primarily driven by an increase in personnel related expenses of $7.4 million including one-time severance payments of approximately $2.0 million for certain senior executives and training expenses of $1.4 million primarily related to the expansion related activities at the El Dorado Facility. In addition, professional fees increased $1.3 million for legal and investment banking services related to various financing activities, auditing and other accounting services and other consulting services.

Impairment of Long-Lived Assets

In 2015, we recognized non-cash impairment charges totaling $43.2 million, consisting of an impairment charge of $39.7 million to reduce the carrying value of our working interest in natural gas properties and a $3.5 million impairment charge to reduce the carrying value of certain plant assets related to unused ammonia production equipment at our Pryor Facility.

Other Expense (Income), net

In 2015, other income was $1.8 million compared to other expense of $1.0 million in 2014.  During 2015, we recognized other income of $0.9 million relating to a litigation settlement and other miscellaneous items and $0.9 million related to the sale of carbon credits.  In 2014, we recognized other expense of $1.0 million primarily relating to losses on sales and disposal of PP&E.

Interest Expense, net

Interest expense for 2015 was $7.4 million compared to $21.6 million for 2014.  The decrease is due primarily to capitalized interest on capital projects under development and construction, of which $30.6 million was capitalized in 2015 compared to $14.1 million during 2014.

Provision (benefit) for Income Taxes

The benefit for income taxes from continuing operations for 2015 was $32.5 million compared to a provision of $4.3 million for the same period in 2014.  The effective tax rate was 41% for 2015 and 46% for 2014.

Income from Discontinued Operations, including taxes

As discussed above, the results of operations of the Climate Control Business have been presented as discontinued operations.  For 2015, income from discontinued operations was $11.4 million, net of a tax provision of $9 million.  For 2014, income from discontinued operations was $14.6 million, net of a tax provision of $8.1 million.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table contains certain financial information relating to our continuing operations:

					Percentage
	2014	2013	Change		Change
	(Dollars In Thousands)
Net sales:
Agricultural products	$230,046	$180,763	$49,283		27.3%
Industrial acids and other chemical products	173,876	150,497	23,379		15.5%
Mining products	67,484	63,286	4,198		6.6%
Other products	24,482	21,677	2,805		12.9%
Total net sales	$495,888	$416,223	$79,665		19.1%

Gross profit	$65,465	$46,836	$18,629	0	39.8%
Gross profit percentage (1)	13.2%	11.3%	1.9%
Selling, general and administrative expense, including provision for (recovery of) losses on accounts receivable	38,991	35,828	3,163		8.83%
Property insurance recoveries in excess of losses incurred	(5,147)	(66,255)	61,108		(92.23)%
Other expense, net	1,044	3,524	(2,480)		(70.37)%
Operating income	30,577	73,739	(43,162)		(58.53)%
Interest expense, net	21,599	13,301	8,298		62.39%
Non-operating other expense (income), net	(281)	23	(304)		(1321.74)%
Loss on extinguishment of debt	—	1,296	(1,296)		(100.00)%
Provisions for income taxes	4,251	23,955	(19,704)		(82.25)%
Equity in earnings of affiliate	(79)	(436)	357		(81.88)%
Income from continuing operations	5,087	35,600	(30,513)		(85.71)%

Additions to property, plant and equipment:	$238,245	$161,279	$76,966		47.72%

Depreciation, depletion and amortization of property, plant and equipment:	$30,987	$24,000	$6,987		29.1%

(1)	As a percentage of net sales

Net Sales

Our sales in the agricultural markets primarily were at the spot market price in effect at the time of sale or at a negotiated future price. Most of our sales in the industrial and mining markets were pursuant to sales contracts and/or pricing arrangements on terms that include the cost of raw material feedstock as a pass through component in the sales price.  Our 2014 production and sales volumes were higher in all three of our primary markets due to consistent customer demand and improved on-stream production rates at the El Dorado, Pryor and Cherokee Facilities, partially offset by an extended Turnaround in the third quarter and the approximately 30 days of downtime in the fourth quarter to complete certain unplanned maintenance at our Cherokee Facility.

•

Agricultural products comprised approximately 46.4% and 43.4% of our net sales for 2014 and 2013, respectively.  Agricultural products sales increased in 2014 as more product was available to sell resulting from the increased on-stream rates of our facilities partially offset by lower average selling prices for nitrogen fertilizers.  Compared to 2013, the 2014 average agricultural products selling prices per ton were lower by 8%, 5%, and 10% for ammonia, UAN and AN, respectively.  The decrease in selling prices for the nitrogen fertilizers was due largely to record exports of urea from China combined with lower commodity prices.

•	Industrial acids and other chemical products sales increased in 2014 as a result of more product available to sell due to the improved on-stream rates of our chemical facilities.
•	Mining products sales increased in 2014 primarily as a result of more product available to sell due to the improved on-stream rates of our chemical facilities.
•

Other products consist of natural gas sales from our working interests in certain natural gas properties and sales of industrial machinery from related components. The increase in other products is primarily due to higher production volume property development partially offset by lower net selling prices.

Gross Profit

•

Our gross profit increased $18.6 million in 2014 when compared to 2013. Excluding business interruption insurance recoveries of $22.9 million and $28.6 million in 2014 and 2013, respectively, and $4.5 million of precious metals recovery in 2013, the increase in gross profit was $28.8 million.  The increase of $28.8 million was due to the higher sales level resulting in improved fixed overhead absorption made possible by the improved on-stream production rates of our chemical facilities.  The improved gross profit was partially offset by a decline in the margin per ton of nitrogen fertilizers due to lower selling prices and higher feedstock costs.  Natural gas feedstock cost increased approximately 12% partially offset by a 7% decrease in ammonia feedstock costs, while AN prices decreased 10% and UAN selling prices decreased 5%, negatively affecting gross profit margins on our nitrogen fertilizer sales.

•	Unrealized losses related to forward contracts on natural gas purchases decreased 2014 gross profit by $2.1 million compared to a minimal unrealized gain in 2013.
•	Purchased UAN that was sold at a loss to honor forward sales commitments in excess of available production due to unplanned downtime reduced gross profit by $1.2 million in 2014.

Selling General and Administrative

Our SG&A expenses were $39 million for 2014, an increase of $3.2 million compared to 2013.  The increase was the result of incurring approximately $4.8 million in fees and expenses primarily related to evaluating and analyzing proposals from and settling with certain activist shareholders partially offset by a decrease in consulting fees and services of $1.5 million primarily relating to our Pryor Facility.

Property Insurance Recoveries in Excess of Losses Incurred

In 2014, a property insurance recovery of $5.1 million was recognized.  In 2013, property insurance recoveries of $66.3 million were recognized.

Other Expense, net

Net other expenses were $2.5 million lower in 2014 compared to 2013 primarily as a result of incurring dismantling and demolition expenses at our El Dorado Facility.

Interest Expense, net

Interest expense for 2014 was $21.6 million compared to $13.3 million for 2013.  The increase is due primarily to the issuance of the 7.75% Senior Secured Notes during 2013, partially offset by $14.1 million of capitalized interest on capital projects under development and construction during 2014 compared to $4.0 million capitalized during 2013.

Loss on Extinguishment of Debt

As the result of the payoff of a secured term loan facility in 2013, we incurred a loss on extinguishment of debt of $1.3 million, consisting of a prepayment premium and writing off unamortized debt issuance costs.

Provisions for Income Taxes

The provision for income taxes from continuing operations for 2014 was approximately $4.3 million compared to $24 million for 2013.  The resulting effective tax rate was 46% for 2014 and 40% for 2013.

Income from Discontinued Operations, including taxes

As discussed above, the results of operations of the Climate Control Business have been presented as discontinued operations.  For 2014, income from discontinued operations was $14.6 million, net of a tax provision of $8.1 million.  For 2013, income from discontinued operations was $19.4 million, net of a tax provision of $11.4 million.

LIQUIDITY AND CAPITAL RESOURCES

The following summarizes our cash flow for all continuing activities:

Cash Flow from Continuing Operating Activities

For 2015, net cash used by continuing operating activities was $5.1 million primarily as the result of a net loss from continuing operations of $46.1 million plus an adjustment of $27.4 million for deferred income taxes partially offset by adjustments of $43.2 million for the impairment of long-lived assets (primarily natural gas properties) and $35.9 million for depreciation, depletion and amortization of PP&E and net cash used from working capital of $15.2 million.

Cash Flow from Continuing Investing Activities

For 2015, net cash used by continuing investing activities was $350.7 million consisting primarily of $438.9 million used for expenditures for PP&E partially offset by net proceeds of $85.5 million from restricted cash and cash equivalents and investments primarily representing funds designated by management for specific capital projects.

Cash Flow from Continuing Financing Activities

For 2015, net cash provided by continuing financing activities was $264.3 million and primarily consisted of net proceeds from the issuance of preferred stock and warrants of $198.6 million and net proceeds from long-term financing of $79.0 million, partially offset by net payments on short-term financing and payment of long-term debt of $15.0 million.

Liquidity Needs for 2016

As discussed below under “Capitalization”, our primary cash needs relate to completing our current capital projects in addition to our scheduled debt and preferred dividend and redemption requirements.  Our cash requirements are primarily dependent on credit agreements, various forms of financing, and through internally generated cash flows.  See “Key Capital Expenditure, Financing and Other Developments - 2015.”

During 2016, we will complete the construction of and begin operations at the new ammonia plant being constructed at our El Dorado Facility. We plan to fund our remaining cash needs to complete this project along with our annual interest payments on our outstanding debt, our dividend payments on our outstanding preferred stock and the repayment of the Secured Promissory Note due 2016 through funds received in connection with the $260 million in financing completed in December 2015, cash flow from operations, the funding of the cogeneration facility equipment at our El Dorado Facility and the use of our revolving credit facility. We have the ability to accrue the dividend payments on our preferred stock should we need to elect that option.

Our Senior Secured Notes mature in 2019 and the holders of our Series E Redeemable Preferred and Series F Redeemable Preferred have the right to have the Company redeem that preferred stock in 2019, including accumulated dividends, if any. We intend to seek refinancing on or before the maturity date in 2019 of the Senior Secured Notes.  If the holders of our Series E Redeemable Preferred and Series F Redeemable Preferred require us to redeem the preferred stock in 2019, we may be required to seek additional financing.

Capitalization

The following is our total current and noncurrent cash and investments, long-term debt and stockholders’ equity:

	December 31,	December 31,
	2015	2014
	(In Millions)
Cash and cash equivalents and short-term investments	$127.2	$185.0
Noncurrent restricted cash and cash equivalents and investments	—	71.0
Total current and noncurrent cash and investments	$127.2	$256.0
Long-term debt:
7.75% Senior Secured Notes due 2019	$425.0	$425.0
12% Senior Secured Notes due 2019	$50.0	—
Secured Promissory Note due 2016	$15.9	22.8
Secured Promissory Note due 2021	$16.1	—
Secured Promissory Note due 2022,	$15.0	—
Other	$7.1	9.5
Unamortized discount and debt issuance costs	$(8.7)	(6.4)
Total long-term debt, including current portion, net	$520.4	$450.9
Series E and F redeemable preferred stock	$177.3	—
Total stockholders' equity	$421.6	$434.0

As of December 31, 2015, our cash and cash equivalents were $127.2 million.  In addition, our $100 million revolving credit facility was undrawn and available to fund operations as discussed below, if needed, subject to the amount of our eligible collateral and outstanding letters of credit.

As discussed in “Key Capital Expenditure, Financing and Other Developments - 2015,” over the course of 2015, management in conjunction with the owner’s representative, the engineering, procurement and construction contractor and other consultants determined that the total cost to complete the El Dorado Expansion would exceed what we previously projected compared to earlier estimates. We have now determined that the total cost to complete the El Dorado Expansion is estimated to be in the range of $831 million to $855 million ($705 million spent as of December 31, 2015 and $126 million to $150 million to be spent in 2016).

In order to finance these additional costs, and for the reasons discussed in “Key Capital Expenditure, Financing and Other Developments - 2015,” during the fourth quarter of 2015, we obtained additional financing totaling $260 million in the form of debt, preferred stock, and common stock warrants.  We believe that the funding provided by the financing, together with our other sources of liquidity, will be sufficient for our anticipated liquidity needs through completion of the El Dorado Expansion.

In February 2016, we received financing of $10 million related to the cogeneration facility equipment in connection with the El Dorado Expansion projects. Our agreement allows us to secure up to an additional $10 million in financing on the cogeneration facility equipment.

We are party to the Senior Secured Notes Indenture governing the 7.75% Senior Secured Notes and the Senior Secured Note Purchase Agreement governing the 12% Senior Secured Notes. The Senior Secured Notes Indenture and the Senior Secured Note Purchase Agreement contain covenants that, among other things, limit LSB’s ability, with certain exceptions and as defined in the Senior Secured Notes Indenture and the Senior Secured Note Purchase Agreement, to enter certain transactions.

We and certain of our subsidiaries are party to the Amended Working Capital Revolver Loan.  Pursuant to the terms of the facility, the principal amount LSB and certain of its subsidiaries (“the Borrowers”) may borrow is up to $100.0 million, based on specific percentages of eligible accounts receivable and inventories.  At December 31, 2015, there were no outstanding borrowings under the Amended Working Capital Revolver Loan and the net credit available for borrowings was approximately $64.4 million, based on our eligible collateral, including collateral related to our discontinued operations, less outstanding letter of credit as of that date.

Capital Additions

Capital Additions - 2015

Capital additions during 2015 were $475.8 million, which included $443.0 million for expansion projects at our El Dorado Facility (which capital additions include equipment associated with maintaining compliance with environmental laws, regulations and guidelines), $19.1 million for various major renewal and improvement projects, $6.0 million relating to the new enterprise resource planning system (ERP), $3.7 million for the development of natural gas leaseholds, and an additional $3.7 million associated with maintaining compliance with environmental laws, regulations and guidelines not associated with the El Dorado Expansion.  The capital additions were funded primarily from noncurrent restricted cash and investments, third-party financing and working capital.  Due to the increase in the amount of capital additions incurred and planned, our depreciation, depletion and amortization expenses have increased and are expected to increase in 2016.

Planned Capital Additions

	Planned Capital Additions
	2016
	(In Millions)
	Low	High
El Dorado Expansion	$126	$150
Other (1)	44	54
Total	$170	$204

(1)	Includes cost associated with renewal and improvement projects, environmental projects, the development of natural gas leaseholds, ERP and other capital projects, some of which may be deferred.

Included in planned capital expenditures is capitalized interest of approximately $12 million for 2016.

Planned capital expenditures are presented as a range to provide for engineering estimates, the status of bidding, variable material costs, unplanned delays in construction, and other contingencies.  As the engineering, design, and bidding processes progress and project construction proceeds, the estimated costs are more certain and the range of estimates narrows.  The planned capital expenditures include investments that we anticipate making for expansion and development projects, environmental requirements, and major renewal and improvement projects.  Beyond the completion of the expansion projects, specific capital projects are less identified but are expected to include between $40 million to $60 million per year at our chemical facilities for ongoing capital maintenance, including environmental compliance, major renewal and improvement projects, and other capital projects, and approximately $19 million from 2016-2019 to fully develop our natural gas working interests.

The El Dorado Expansion

The El Dorado Facility has certain expansion projects underway, of which a portion of these have been completed.  These expansion projects include an ammonia production plant; a new 65% strength nitric acid plant and concentrator; and other support infrastructure, all of which were analyzed and evaluated based on their forecasted return on investment.  The expected costs of these projects are outlined below, and their planned amounts are included in the table above.

	Planned Capital Additions
	Capitalized	For the Remainder
	To Date	of the Project		Total
		(In Millions)
Ammonia Plant	$428	$48	$62	$476	$490
Nitric Acid Plant and Concentrator	122	1	2	123	124
Other Support Infrastructure	113	20	28	133	141
Capitalized Interest	42	11	12	53	54
Contingency	—	46	46	46	46
	$705	$126	$150	$831	$855

Our El Dorado Facility produces nitric acid, HDAN and LDAN from purchased ammonia, which is currently at a cost disadvantage compared to products produced from natural gas.  The El Dorado Facility historically purchased 600-700 tons of ammonia per day when operating at full capacity.  We are constructing a 1,150 ton per day ammonia production plant at the El Dorado Facility, which we believe will eliminate the cost disadvantage, increase capacity, and improve efficiency of the El Dorado Facility.  This plant is expected to be operational early in the second quarter of 2016.

During 2015, we have completed the construction of a new 1,100 ton per day, 65% strength nitric acid plant and concentrator that replaces the concentrated nitric acid capacity lost in 2012.  The nitric acid plant and concentrator are designed to be more efficient and provide increased nitric acid production capacity.

As a result of the increased production capacity at the El Dorado Facility, it is necessary to expand and improve certain support infrastructure, including utility capacity, control room facilities, inventory storage and handling, and ammonia distribution.  Also, other cost reduction and cost recovery equipment, including an electric cogeneration plant, are being added to improve efficiency and lower the cost of production.

As the result of the completion/expected completion of the various capital projects included in the El Dorado Expansion (ending the capitalization of interest to these capital projects) and the issuance of the 12% Senior Secured Notes, our future operating results will be impacted by an increase in interest expense.

Expenses Associated with Environmental Regulatory Compliance

We are subject to specific federal and state environmental compliance laws, regulations and guidelines.  As a result, we incurred expenses of $5.5 million in 2015 in connection with environmental projects.  For 2016, we expect to incur expenses ranging from $4.5 million to $5.5 million in connection with additional environmental projects.  However, it is possible that the actual costs could be significantly different than our estimates.

Dividends

We have not paid cash dividends on our outstanding common stock in many years, and we do not currently anticipate paying cash dividends on our outstanding common stock in the near future.  However, our Board has not made a decision whether or not to pay such dividends on our common stock in 2016. Also see discussion below concerning certain limitations relating to paying dividends on our common stock.

During the first quarter of 2015, annual dividends totaling $300,000 were declared on our outstanding Series D 6% cumulative convertible Class C preferred stock (the “Series D Preferred”) and Series B 12% cumulative convertible Class C Preferred Stock (the “Series B Preferred”) and subsequently paid in 2015 using funds from our working capital.  Each share of preferred stock is entitled to receive an annual dividend, only when declared by our Board, payable as follows:

•	$0.06 per share on our outstanding non-redeemable Series D Preferred for an aggregate dividend of $60,000, and
•	$12.00 per share on our outstanding non-redeemable Series B Preferred for an aggregate dividend of $240,000.

All shares of the Series D Preferred and Series B Preferred are owned by the Golsen Holders.  There are no optional or mandatory redemption rights with respect to the Series B Preferred or Series D Preferred.

Dividends on the Series E Redeemable Preferred are cumulative and payable semi-annually, commencing May 1, 2016, in arrears at the annual rate of 14% of the liquidation value of $1,000 per share. Each share of Series E Redeemable Preferred is entitled to receive a semi-annual dividend, only when declared by our Board, of $70.00 per share for the aggregate semi-annual dividend of $14.7 million.  In addition, dividends in arrears at the dividend date, until paid, shall compound additional dividends at the annual rate of 14%. We also must declare a dividend on the Series E Redeemable Preferred on a pro rata basis with our common stock. As long as the Purchaser holds at least 10% of the Series E Redeemable Preferred, we may not declare dividends on our common stock and other preferred stocks unless and until dividends have been declared and paid on the Series E Redeemable Preferred for the then current dividend period in cash.  As of December 31, 2015, the amount of accumulated dividends on the Series E Redeemable Preferred was approximately $2.3 million.

Compliance with Long - Term Debt Covenants

As discussed below under “Loan Agreements”, the Amended Working Capital Revolver Loan requires, among other things, that we meet certain financial covenants.  Currently, our forecast is that we will be able to meet all financial covenant requirements for the next twelve months.  We plan to use our revolving credit facility to fund operational needs though out 2016 and believe that even with this additional borrowing that we will meet the minimum fixed charge coverage ratio during 2016.

Loan Agreements and Redeemable Preferred Stock

Senior Secured Notes - In 2013, LSB sold $425 million aggregate principal amount of the 7.75% Senior Secured Notes due 2019. The 7.75% Senior Secured Notes bear interest at the rate of 7.75% per year and mature on August 1, 2019.  Interest is to be paid semiannually on February 1st and August 1st.

On November 9, 2015, LSB sold $50 million aggregate principal amount of the 12% Senior Secured Notes due 2019 in a private placement exempt from registration under the Securities Act of 1933, as amended. The 12% Senior Secured Notes bear interest at the annual rate of 12% and mature on August 1, 2019. Interest is to be paid semiannually on February 1st and August 1st, which began February 1, 2016. The 12% Senior Secured Notes are secured on a pari passu basis with the same collateral securing LSB’s existing $425 million aggregate principal amount of 7.75% Senior Secured Notes issued in 2013.  The 12% Senior Secured Notes have covenants and events of default that are substantially similar to those applicable to the 7.75% Senior Secured Notes.

See footnote (B) under Note 9 to Consolidated Financial Statements included in Exhibit 99.3 attached to this Form 8-K for additional information on these Senior Secured Notes.

Amended Working Capital Revolver Loan – LSB and certain of its subsidiaries are party to the Amended Working Capital Revolver Loan, by which the Borrowers may borrow on a revolving basis up to $100.0 million, based on specific percentages of eligible accounts receivable and inventories. The Amended Working Capital Revolver Loan will mature on April 13, 2018.

The Amended Working Capital Revolver Loan accrues interest at a base rate (generally equivalent to the prime rate) plus 0.50% if borrowing availability is greater than $25.0 million, otherwise plus 0.75% or, at our option, accrues interest at LIBOR plus 1.50% if borrowing availability is greater than $25.0 million, otherwise LIBOR plus 1.75%.  At December 31, 2015, the interest rate was 4.0% based on LIBOR.  Interest is paid monthly, if applicable.

At December 31, 2015, there were no outstanding borrowings under the Amended Working Capital Revolver Loan.  At December 31, 2015, the net credit available for borrowings under our Amended Working Capital Revolver Loan was approximately $64.4 million, based on our eligible collateral including collateral related to our discontinued operations, less outstanding letters of credit as of that date.

The Amended Working Capital Revolver Loan requires the Borrowers to meet a minimum fixed charge coverage ratio of not less than 1.10 to 1, if at any time the excess availability (as defined by the Amended Working Capital Revolver Loan), under the Amended Working Capital Revolver Loan, is less than or equal to $12.5 million.  If applicable, this ratio will be measured monthly on a trailing twelve-month basis and as defined in the agreement.  As of December 31, 2015, as defined in the agreement, the fixed charge coverage ratio was 2.3 to 1 (which includes our discontinued operations).  See footnote (A) under Note 9 of Notes to Consolidated Financial Statements included in Exhibit 99.3 attached to this Form 8-K for additional information on this loan.

Secured Promissory Note due 2016 - On February 1, 2013, Zena Energy L.L.C. (“Zena”), one of our subsidiaries, entered into a loan (the “Secured Promissory Note”) with a lender in the original principal amount of $35 million. The Secured Promissory Note followed the original acquisition by Zena of working interests (“Working Interests”) in certain natural gas properties during October 2012. The proceeds of the Secured Promissory Note effectively financed $35 million of the approximately $50 million purchase price of the Working Interests previously paid out of LSB’s working capital. The Secured Promissory Note maturity date was amended on January 5, 2015 from February 1, 2016 to April 1, 2016.

Principal and interest are payable in two monthly installments totaling approximately $1.3 million with interest based on the LIBOR rate plus 300 basis points with a final balloon payment of approximately $14.0 million due at maturity. The interest rate at December 31, 2015 was 3.42%. The loan is secured by the Working Interests and related properties and proceeds.

Secured Promissory Note due 2019 - On February 5, 2016, EDC entered into a secured promissory note due 2019 for an original principal amount of $10.0 million.  The secured promissory note due 2019 bears interest at the rate of 5.73% per annum and matures on June 29, 2019.  Principal and interest are payable in 40 equal monthly installments with a final balloon payment of approximately $6.7 million.  The Secured Promissory Note due 2019 is secured by the cogeneration facility equipment and is guaranteed by LSB.

Secured Promissory Note due 2021 - On April 9, 2015, EDC and a lender entered into a secured promissory note due 2021 for an original principal amount of approximately $16.2 million.  The Secured Promissory Note due 2021 bears interest at the rate of 5.25% per year and matures on March 26, 2021.  Interest only is payable monthly for the first 12 months of the term.  Principal and interest are payable monthly for the remaining term of the Secured Promissory Note due 2021. This Secured Promissory Note due 2021 is secured by a natural gas pipeline being constructed at the El Dorado Facility and is guaranteed by LSB.

Secured Promissory Note due 2022 - On September 16, 2015, El Dorado Ammonia L.L.C. (“EDA”), one of our subsidiaries, entered into a secured promissory note due 2022 for the construction financing of an ammonia storage tank and related systems with an initial funding received of $15.0 million and a maximum principal note amount of $19.8 million.  The remainder of the funding under the Secured Promissory Note due 2022 is expected to be drawn upon completion of the ammonia storage tank, but in any event by May 2016 (the “Loan Conversion Date”).  Up to the Loan Conversion Date, EDA will make monthly interest payments on the outstanding principal borrowed.

On the Loan Conversion Date, the outstanding principal balance will be converted to a seven year secured term loan requiring equal monthly principal and interest payments.  In addition, a final balloon payment equal to the remaining outstanding principal (or 30% of the outstanding principal balance on the Loan Conversion Date) is required on the maturity date. The Secured Promissory Note due 2022 bears interest at a rate that is based on the monthly LIBOR rate plus 4.0% and matures in May 2022. At December 31, 2015, the interest rate was 4.24%.  The Secured Promissory Note due 2022 is secured by the ammonia tank and related systems and is guaranteed by LSB.

Redemption of Series E Redeemable Preferred - At any time on or after August 2, 2019, each Series E Holder has the right to elect to have such holder’s shares redeemed by LSB at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. The Series E Redeemable Preferred has a liquidation preference per share of $1,000 plus accrued and unpaid dividends plus the participation rights value (the “Liquidation Preference”).  Additionally, LSB, at its option, may redeem the Series E Redeemable Preferred at any time at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Lastly, with receipt of (i) prior consent of the electing Series E holder or a majority of shares of Series E Redeemable Preferred and (ii) all other required approvals, including under any principal U.S. securities exchange on which our common stock is then listed for trading, LSB can redeem the Series E Redeemable Preferred by the issuance of shares of common stock having an aggregate common stock price equal to the amount of the aggregate Liquidation Preference of such shares being redeemed in shares of common stock in lieu of cash at the redemption date.

In the event of liquidation, the Series E Redeemable Preferred is entitled to receive its Liquidation Preference before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other Junior Stock. In the event of a change of control, we must make an offer to purchase all of the shares of Series E Redeemable Preferred outstanding.

Since carrying values of the redeemable preferred stocks are being increased by periodic accretions (including the amount for dividends earned but not yet declared or paid) so that the carrying amount will equal the redemption value as of August 2, 2019, the earliest possible redemption date by the holder, this accretion has and will continue to impact income (loss) per common share.

Seasonality

See discussion under “Part I-Item 1 Business” for seasonality trends of our Annual Report on Form 10-K filed with the SEC on February 29, 2016.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934.

Performance and Payment Bonds

We are contingently liable to sureties in respect of insurance bonds issued by the sureties in connection with certain contracts entered into by subsidiaries in the normal course of business.  These insurance bonds primarily represent guarantees of future performance of our subsidiaries.  As of December 31, 2015, we have agreed to indemnify the sureties for payments, up to $12.4 million, made by them in respect of such bonds.  All of these insurance bonds are expected to expire or be renewed in 2016.

Aggregate Contractual Obligations

Our aggregate contractual obligations as of December 31, 2015 are summarized in the following table (1):

		Payments Due in the Year Ending December 31,
Contractual Obligations	Total	2016	2017	2018	2019	2020	Thereafter
		(In Thousands)
Long-term debt:
Senior Secured Notes	$475,000	$—	$—	$—	$475,000	$—	$—
Capital leases	194	106	62	26	—	—	—
Other	53,954	22,367	5,464	8,147	5,325	5,507	7,144
Total long-term debt	529,148	22,473	5,526	8,173	480,325	5,507	7,144
Interest payments on long-term debt (2)	143,539	40,836	40,536	40,193	20,411	677	886
Series E redeemable preferred stock (3)	210,000	—	—	—	210,000	—	—
Dividends earned Series E redeemable preferred stock (3)	105,513	29,400	29,400	29,400	17,313	—	—
Interest rate contract (4)	126	126	—	—	—	—	—
El Dorado Expansion (5)	150,000	150,000	—	—	—	—	—
Other capital expenditures (6)	54,000	54,000	—	—	—	—	—
Operating leases	26,709	6,109	5,855	5,591	5,083	2,406	1,665
Natural gas pipeline commitment (7)	20,013	2,327	2,507	2,507	2,507	2,507	7,658
Firm purchase commitments	19,522	19,210	312	—	—	—	—
Other contractual obligations	20,949	5,023	2,392	1,220	1,220	1,220	9,874
Other contractual obligations included in noncurrent accrued and other liabilities (8)	7,859	—	49	50	3,359	51	4,350
Total	$1,287,378	$329,504	$86,577	$87,134	$740,218	$12,368	$31,577

(1)

The table does not include amounts relating to future purchases of ammonia by EDC pursuant to a supply agreement through the earlier of December 31, 2016 or the date on which the new ammonia plant comes on stream.  The terms of this supply agreement do not include minimum volumes or take-or-pay provisions.

(2)	The estimated interest payments relating to variable interest rate debt are based on interest rates at December 31, 2015.
(3)	The dividends on our Series E redeemable preferred stock are assumed to be paid annually and redeemed on the earliest possible redemption date by the holder, August 2, 2019.
(4)	The estimated future cash flows are based on the estimated fair value of these contracts at December 31, 2015.
(5)	Capital expenditures are based on estimates (high end of range) at December 31, 2015.
(6)	Other capital expenditures include only the estimated committed amounts (high end of range) at December 31, 2015 but exclude amounts relating to the El Dorado Expansion.
(7)	Our proportionate share of the minimum costs to ensure capacity relating to a gathering and pipeline system.
(8)

The future cash flows relating to executive and death benefits are based on estimates at December 31, 2015.  The participation rights value associated with embedded derivative of our Series E redeemable preferred stock is based the value of our common stock at December 31, 2015 and in included in the table above on the earliest possible redemption date by the holder, August 2, 2019.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and disclosures of contingencies and fair values.  It is reasonably possible that the estimates and assumptions utilized as of December 31, 2015 could change in the near term.  The more critical areas of financial reporting impacted by management's judgment, estimates and assumptions include the following:

Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset (asset group) exceeds the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and its eventual disposition.  If assets to be held and used are considered to be impaired, the impairment to be recognized is the amount by which the carrying amounts of the assets exceed the fair values of the assets as measured by the present value of future net cash flows expected to be generated by the assets or their appraised value.  As it relates to natural gas properties, proven natural gas properties are reviewed for impairment on a field-by-field basis and nonproducing leasehold costs are reviewed for impairment on a property-by-property basis.

During September 2015, we recognized an impairment charge of $39.7 million to write-down the carrying value of our working interest in natural gas properties in the Marcellus Shale region to their estimated fair value of $22.5 million. The impairment charge represented the amount by which the carrying value of these natural gas properties exceeded the estimated fair value and was therefore not recoverable. The estimated fair value was determined based on estimated future discounted net cash flows, a Level 3 input, using estimated production and prices at which we reasonably expect natural gas will be sold, including the Evaluation provided by our independent consulting petroleum engineer in October 2015.  The impairment was due to the decline in prices for natural gas futures, large natural gas price differentials in the Marcellus Shale region and changes in the drilling plans of these natural gas properties that caused certain of these properties to be reclassified from the “proved undeveloped reserves” category to the “probable undeveloped resources” category included in the Evaluation because those properties are no longer likely to be developed within five years.

In addition, during December 2015, we recognized an impairment charge of $3.5 million to write down the carrying value of certain plant assets related to certain ammonia production equipment at our Pryor Facility. The estimated fair value was determined based on an offer received from a possible buyer less estimated costs that would be incurred if the equipment is sold (Level 3 inputs).

Contingencies – Certain conditions may exist which may result in a loss, but which will only be resolved when future events occur.  We and our legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  If the assessment of a contingency indicates that it is probable that a loss has been incurred, we would accrue for such contingent losses when such losses can be reasonably estimated.  If the assessment indicates that a potentially material loss contingency is not probable but reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.  Estimates of potential legal fees and other directly related costs associated with contingencies are not accrued but rather are expensed as incurred.  Loss contingency liabilities are included in current and noncurrent accrued and other liabilities and are based on current estimates that may be revised in the near term.  In addition, we recognize contingent gains when such gains are realized or realizable and earned.

We are involved in various legal matters that require management to make estimates and assumptions, including costs relating to the lawsuit styled City of West, Texas v CF Industries, Inc., et al, discussed under “Other Pending, Threatened or Settled Litigation” of Note 11 to Consolidated Financial Statements included in Exhibit 99.3 attached to this Form 8-K.  It is possible that the actual costs could be significantly different than our estimates.

Regulatory Compliance – As discussed under “Environmental, Health and Safety Matters” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 29, 2016, we are subject to specific federal and state regulatory compliance laws and guidelines.  We have developed policies and procedures related to regulatory compliance.  We must continually monitor whether we have maintained compliance with such laws and regulations and the operating implications, if any, and amount of penalties, fines and assessments that may result from noncompliance.  We will also be obligated to manage certain discharge water outlets and monitor groundwater contaminants at our chemical facilities should we discontinue the operations of a facility.  However, certain conditions exist which may result in a loss but which will only be resolved when future events occur relating to these matters.  We are involved in various environmental matters that require management to make estimates and assumptions, including our current inability to develop a meaningful and reliable estimate (or range of estimate) as to the costs relating to a corrective action study work plan approved by the KDHE discussed under footnote 3 – Other Environmental Matters of Note 11 in Exhibit 99.3 attached to this Form 8-K. At December 31, 2015, liabilities totaling $0.4 million have been accrued relating to these issues as discussed. This liability is included in current accrued and other liabilities and is based on current estimates that may be revised in the near term.  At the time that cost estimates for any corrective action are received, we will adjust our accrual accordingly. It is possible that the adjustment to the accrual and the actual costs could be significantly different than our current estimates.

Redeemable Preferred Stocks and Warrants – On December 4, 2015, we issued the Series E and F Redeemable Preferred and Warrants.  The redeemable preferred stocks are redeemable outside of our control and are classified as temporary/mezzanine equity on our consolidated balance sheet. In addition, certain embedded features (the “embedded derivative”) included in the Series E Redeemable Preferred required bifurcation and are classified as derivative liabilities.  The Warrants issued in conjunction with our redeemable preferred stocks are standalone instruments, indexed to our common stock, and do not include provisions requiring liability classification.  As a result, these warrants are classified as equity.

The Series E and Series F Redeemable Preferred and Warrants were recorded at fair value upon issuance, net of issuance costs or discounts.  The valuations are classified as Level 3.  The Warrants were valued based on a Black-Scholes-Merton option pricing model and a Finnerty model to determine the estimated discount for lack of marketability resulting in an estimated fair value of $22.3 million.  The Series E Redeemable Preferred was valued at an estimated fair value of $187.7 million (before issuance costs), with discounted cash flow models that calculates the present value of future cash flows using possible redemption scenarios and using published market yields for publicly traded unsecured fixed income securities with a similar credit ratings. No valuation input adjustments were considered necessary relating to the nonperformance risk for the Warrants or Series E Redeemable Preferred. Based on the terms of the Series F Redeemable Preferred, we determined that this share had minimal economic value.

For the embedded derivative, the derivative was valued at the date of issuance and at December 31, 2015, with changes in fair value recorded in our statement of operations.  The embedded derivative was valued using the underlying number of shares as defined in the terms of the Series E Redeemable Preferred and included the market price of our common stock on the date of valuation.  The valuation is classified as Level 2. At December 4, 2015 and December 31, 2015, the embedded derivative was valued at an estimated fair value of $2.8 million and $3.3 million, respectively. No valuation input adjustments were considered necessary relating to nonperformance risk for the embedded derivative.

The carrying value of the Series E Redeemable Preferred is being increased by periodic accretions (including the amount for dividends earned but not yet declared or paid) so that the carrying amount will equal the redemption value as of August 2, 2019, the earliest possible redemption date by the holder. At December 31, 2015, the carrying value of these redeemable preferred stocks was $177.3 million. Approximately $3 million of accretion was recorded to retained earnings in 2015.

Management’s judgment and estimates in the above areas are based on information available from internal and external resources at that time. Actual results could differ materially from these estimates and judgments, as additional information becomes known.